As filed with the Securities and Exchange Commission on October 11, 2011

Registration No. 333-175514

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZELTIQ Aesthetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	3845 (Primary Standard Industrial Classification Code Number) 4698 Willow Road, Suite 100 Pleasanton, CA 94588 (925) 474-2500	27-0119051 (I.R.S. Employer Identification Number)

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Gordon E. Nye

President and Chief Executive Officer

ZELTIQ Aesthetics, Inc.

4698 Willow Road, Suite 100

Pleasanton, CA 94588

(925) 474-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey C. Thacker, Esq. DLA Piper LLP (US) 2000 University Avenue East Palo Alto, CA 94303 Tel: (858) 638-6728 Fax: (858) 638-5128	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025 Tel: (650) 752-2000 Fax: (650) 752-3604

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-175514) is solely to file Exhibits 1.1, 10.1, 10.2, 10.3 and 10.4 and to update the Index to Exhibits. Accordingly, a preliminary prospectus has been omitted.

Part II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement all of which will be paid by us. All of the amounts are estimated except for the SEC registration fee, the FINRA filing fee, and the NASDAQ Global Market filing fee.

Amount to be paid
SEC registration fee	$14,934
Printing and mailing	350,000
FINRA filing fee	13,380
NASDAQ Global Market filing fee	125,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	1,620,000
Transfer agent and registrar	20,000
Miscellaneous	477,000

Total	$4,120,314

Item 14. Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws that will be effective upon completion of the offering provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or trustee or in any other capacity while serving as a director, officer, or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law, or the DGCL, against all expense, liability, and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any action, suit, or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, or an action brought by or on behalf of the corporation, indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the DGCL, Article 12 of our amended and restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL; and

•	from any transaction from which the director derived an improper personal benefit.

The foregoing discussion of our amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation, bylaws, indemnification agreements, or law.

Reference is made to Item 17 of our undertakings with respect to liabilities arising under the Securities Act. Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement for the indemnification agreements between us and the underwriters.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all securities sold by us since January 1, 2008.

1.	From January 1, 2008 to September 30, 2011, we granted options to purchase 5,660,784 shares of our common stock to employees, directors and consultants under our 2005 Stock Option Plan at a weighted average exercise price of $2.79 per share, 173,791 of which were granted to consultants as compensation for research, clinical, regulator, and general corporate advisory services at the time the services were performed. No consideration was paid to us by any recipient of any of the foregoing options for the grant of such options. On various dates from January 1, 2008 through September 30, 2011, options were exercised for an aggregate of 616,054 shares of our common stock. We have received aggregate consideration of approximately $0.5 million in connection with the exercise of these options.

2.	On August 18, 2008, we issued an aggregate of 7,339,673 shares of Series C convertible preferred stock in a private placement transaction at a price per share of $3.42.

3.	On January 14, 2009, we issued a warrant to purchase 34,059 shares of Series C convertible preferred stock at an exercise price of $3.42. Pursuant to the terms of the warrant, the number of shares and exercise price were adjusted to give effect to a 1.4:1 forward stock split effected by us on October 29, 2009. In addition, pursuant to the terms of the warrant, upon closing of the issuance described in paragraph 4 below, the warrant was further adjusted to provide for the purchase of 65,319 shares of Series D-1 convertible preferred stock at an exercise price of $2.68.

4.	On May 26, 2010, we issued an aggregate of 6,911,608 shares of Series D-1 convertible preferred stock in a private placement transaction at a price per share of $2.68.

5.	On September 23, 2010, we issued an aggregate of 2,138,235 shares of Series D-2 convertible preferred stock in a private placement transaction at a price per share of $3.30.

The offers, sales and issuances of the options and common stock described in paragraph 1 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under such rule. The recipients of such options and common stock were our employees, directors or bona fide consultants and received the securities under our 2005 Stock Option Plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs 2 through 5 were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder in that the issuance of securities to the recipients did not involve a public offering. Each recipient of the securities in these transactions represented his or her intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in each such transaction. In each case, the recipient was an “accredited investor” as defined under Regulation D.

Item 16. Exhibits and Financial Statement Schedules.

(a) See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules: All schedules have been omitted because they are not required or are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pleasanton, California, on October 11, 2011.

ZELTIQ Aesthetics, Inc.

By:	/s/ Gordon E. Nye

Name:	Gordon E. Nye
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Gordon E. Nye Gordon E. Nye	President and Chief Executive Officer (Principal Executive Officer)	October 11, 2011

/s/ John F. Howe John F. Howe	Chief Financial Officer and Senior Vice President (Principal Financial Officer and Principal Accounting Officer)	October 11, 2011

* Mark J. Foley	Director	October 11, 2011

* Jean M. George	Director	October 11, 2011

* Kevin C. O’Boyle	Director	October 11, 2011

* Bryan E. Roberts, Ph.D.	Director	October 11, 2011

* Andrew N. Schiff, M.D.	Director	October 11, 2011

* Robert B. Stockman	Director	October 11, 2011

*	/s/ John F. Howe
Power of Attorney

Index to Exhibits

Exhibit Number	Description of Exhibits

1.1	Form of Underwriting Agreement.

3.1	Fourth Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on May 26, 2010, as currently in effect.*

3.2	Form of Amended and Restated Certificate of Incorporation to be in effect upon the completion of this offering.*

3.3	Amended and Restated Bylaws, as currently in effect.*

3.4	Form of Amended and Restated Bylaws to be in effect upon the completion of this offering.*

4.1	Form of Stock Certificate.*

4.2	Warrant to Purchase Stock, dated as of January 14, 2009, by and between ZELTIQ Aesthetics, Inc. and Silicon Valley Bank.*

5.1	Opinion of DLA Piper LLP (US) regarding the legality of the securities being registered.*

10.1	Exclusive License Agreement, dated May 17, 2005, by and between ZELTIQ Aesthetics, Inc. (as successor in interest to Juniper Medical, Inc.) and The General Hospital Corporation d/b/a Massachusetts General Hospital.++

10.2	Amendment No. 1 to Exclusive License Agreement, dated January 23, 2006, by and between ZELTIQ Aesthetics, Inc. (as successor in interest to Juniper Medical, Inc.) and The General Hospital Corporation d/b/a Massachusetts General Hospital.

10.3	Amendment No. 2 to Exclusive License Agreement, dated May 17, 2010, by and between ZELTIQ Aesthetics, Inc. (as successor in interest to Juniper Medical, Inc.) and The General Hospital Corporation d/b/a Massachusetts General Hospital.

10.4	Amended and Restated Exclusive License Agreement by and between ZELTIQ Aesthetics, Inc. (as successor in interest to Juniper Medical, Inc.) and The General Hospital Corporation d/b/a Massachusetts General Hospital.++

10.5	Form of Purchase Order (used for each of Katcheco, Inc., Coastline International, Inc., Renesas Electronics Corporation, and Hypertronics Corporation).*

10.6	Bridge Loan Agreement, dated October 29, 2009, by and among ZELTIQ Aesthetics, Inc. and the entities and individuals whose names appear on Exhibit A thereto.*

10.7	Office Building Lease dated December 22, 2006, by and between ZELTIQ Aesthetics, Inc. (as successor in interest to Juniper Medical, Inc.) and Hacienda Portfolio Venture LLC (as successor in interest to Crosstown Ventures II, LLC).*

10.8	First Amendment to Office Building Lease dated December 22, 2006, by and between ZELTIQ Aesthetics, Inc. (as successor in interest to Juniper Medical, Inc.) and Hacienda Portfolio Venture LLC (as successor in interest to Crosstown Ventures II, LLC).*

10.9	Second Amendment to Office Building Lease dated September 24, 2010, by and between ZELTIQ Aesthetics, Inc. (as successor in interest to Juniper Medical, Inc.) and Hacienda Portfolio Venture LLC (as successor in interest to Crosstown Ventures II, LLC).*

10.10	Loan and Security Agreement, dated January 14, 2009, by and between ZELTIQ Aesthetics, Inc. and Silicon Valley Bank.*

10.11	First Amendment to Loan and Security Agreement, dated July 28, 2009, by and between ZELTIQ Aesthetics, Inc. and Silicon Valley Bank.*

Exhibit Number	Description of Exhibits

10.12	Manufacturing Services Agreement, dated April 16, 2010, by and between ZELTIQ Aesthetics, Inc. and ONCORE Manufacturing, LLC.*

10.13	Manufacturing Services Agreement, dated December 7, 2010, by and between ZELTIQ Aesthetics, Inc. and UNICEP Packaging Inc.*

10.14	2005 Stock Incentive Plan.+*

10.15	Form of Stock Option Agreement under 2005 Stock Incentive Plan.+*

10.16	Amendment to the 2005 Stock Incentive Plan.+*

10.17	2011 Equity Incentive Plan.+*

10.18	Form of Stock Option Agreement under 2011 Equity Incentive Plan.+*

10.19	Form of Restricted Stock Unit Agreement under the 2011 Equity Incentive Plan.+*

10.20	Form of Restricted Stock Agreement under the 2011 Equity Incentive Plan.+*

10.21	Form of Notice of Grant of Restricted Stock Unit under the 2011 Equity Incentive Plan.+*

10.22	Form of Notice of Grant of Restricted Stock under the 2011 Equity Incentive Plan.+*

10.23	Form of Notice of Grant of Stock Option under the 2011 Equity Incentive Plan.+*

10.24	2011 Employee Stock Purchase Plan.+*

10.25	Form of Indemnification Agreement, by and between ZELTIQ Aesthetics, Inc. and each of its directors and officers.+*

10.26	Offer Letter Agreement, dated March 3, 2010, by and between ZELTIQ Aesthetics, Inc. and David H. Heagy.+*

10.27	Offer Letter Agreement, dated April 29, 2010, by and between ZELTIQ Aesthetics, Inc. and Gordon E. Nye.+*

10.28	Offer Letter Agreement, dated April 29, 2010, by and between ZELTIQ Aesthetics, Inc. and John F. Howe.+*

10.29	Offer Letter Agreement, dated June 14, 2010, by and between ZELTIQ Aesthetics, Inc. and Richard W. Poinsett.+*

10.30	Severance Agreement, dated December 3, 2010, by and between ZELTIQ Aesthetics, Inc. and Mitchell E. Levinson.+*

10.31	Third Amended and Restated Investor Rights Agreement, dated May 26, 2010, by and among ZELTIQ Aesthetics, Inc. and the individuals and entities listed on Exhibit A attached thereto.+*

10.32	Restricted Stock Purchase Agreement, dated December 11, 2007, by and between ZELTIQ Aesthetics, Inc. and Mitchell E. Levinson.+*

10.33	Restricted Stock Purchase Agreement, dated December 11, 2007, by and between ZELTIQ Aesthetics, Inc. and Mitchell E. Levinson.+*

10.34	Form of Distribution Agreement.+*

10.35	Offer Letter Agreement, dated August 27, 2009, by and between ZELTIQ Aesthetics, Inc. and Elizabeth P. Newman.+*

10.36	Letter Agreement, dated April 15, 2010, by and between ZELTIQ Aesthetics, Inc. and Mitchell E. Levinson.+*

10.37	Offer Letter Agreement, dated November 20, 2009, by and between ZELTIQ Aesthetics, Inc. and Joshua T. Brumm.+*

10.38	Offer Letter Agreement, dated February 21, 2011, by and between ZELTIQ Aesthetics, Inc. and Dr. Ian P. West.+*

Exhibit Number	Description of Exhibits

10.39	Offer Letter Agreement, dated March 24, 2011, by and between ZELTIQ Aesthetics, Inc. and Dr. Kristine N. Tatsutani.+*

10.40	Offer Letter Agreement, dated November 18, 2011, by and between ZELTIQ Aesthetics, Inc. and Dennis J. Jarvis.+*

10.41	Separation Agreement, dated November 29, 2010, by and between ZELTIQ Aesthetics, Inc. and Elizabeth P. Newman.+*

10.42	Amendment to Nye Employment Agreement, dated July 11, 2011, by and between ZELTIQ Aesthetics, Inc. and Gordon E. Nye.+*

10.43	Promotion Letter, dated April 12, 2010, by and between ZELTIQ Aesthetics, Inc. and David H. Heagy.+*

10.44	Promotion Letter, dated August 8, 2011, by and between ZELTIQ Aesthetics, Inc. and John F. Howe.+*

10.45	Promotion Letter, dated August 8, 2011, by and between ZELTIQ Aesthetics, Inc. and Richard W. Poinsett.+*

10.46	Promotion Letter, dated August 8, 2011, by and between ZELTIQ Aesthetics, Inc. and Dr. Kristine N. Tatsutani.+*

10.47	Promotion Letter, dated August 8, 2011, by and between ZELTIQ Aesthetics, Inc. and Dennis J. Jarvis.+*

10.48	Promotion Letter, dated May 26, 2010, by and between ZELTIQ Aesthetics, Inc. and Elizabeth P. Newman.+*

10.49	Distribution Agreement, dated March 18, 2011, by and between ZELTIQ Aesthetics, Inc. and ADVANCE Medical, Inc.++*

23.1	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).*

23.2	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Easton Associates, LLC.*

23.4	Consent of Rabin Research Company.*

24.1	Powers of Attorney (included in the signature page).*

+	Management Compensation Plan

++	Confidential treatment requested

*	Previously Filed